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                                                                       EXHIBIT 8

June 5, 2001

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171

Ladies and Gentlemen:

     We have acted as special tax counsel to National Rural Utilities Cooperative Finance Corporation ("CFC"), in connection with CFC's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $2,175,000,000 aggregate principal amount of Collateral Trust Bonds (the "Bonds"). The Bonds will be issued pursuant to an Indenture between CFC and U.S. Bank National Association, as successor trustee, dated as of February 15, 1994 (the "Indenture").

     We have reviewed the originals or copies of the Indenture, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption "United States Taxation" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described therein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     We have not been asked to give, nor have we given, an opinion concerning the tax treatment of the Bonds under the laws of any state.

                                          Very truly yours,

                                          Hunton & Williams